Exhibit 3.1

ARTICLES OF AMENDMENT TO

THE BYLAWS OF

RENASANT CORPORATION

Pursuant to the provisions of Section 79-4-10.20 of the Mississippi Business Corporation Act and in accordance with the Bylaws of Renasant Corporation, the Board of Directors hereby adopts the following Articles of Amendment to the Bylaws of Renasant Corporation:

ONE:	The Bylaws are hereby amended by adding Section 9 at the end Article III of the Bylaws, to read as follows:

SECTION 9. Notice of Stockholder Business and Nominations.

(a)	Annual Meetings of Stockholders.

(i)	Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the corporation’s notice of meeting delivered pursuant to Section 4 of Article II of these bylaws, (B) by or at the direction of the board of directors or (C) by any stockholder of the corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (ii) and (iii) of this Section 9(a) and who was a stockholder of record at the time such notice is delivered to the Secretary of the corporation.

(ii)	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a) (i) of this bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and, in the case of business other than nominations, such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than ninety days nor more than one hundred and twenty days prior to the first anniversary of the immediately preceding year’s annual meeting; provided however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than ninety days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred and twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 9(a). Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, the reason for making such nomination, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and all arrangements or understandings between or among the stockholder giving the notice and each nominee; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner and (2) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(iii)	Notwithstanding anything in the second sentence of clause (ii) of this Section 9(a) to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least one hundred days prior to the first anniversary of the immediately preceding year’s annual meeting, a stockholder’s notice required by this bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

(b)	Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting pursuant to Section 4 of Article II of these bylaws. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the corporation. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate such number of persons for election to such position(s) as are specified in the corporation’s Notice of Meeting, if the stockholder’s notice as required by clause (ii) of this Section 9(a) of these bylaws shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the one hundred and twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c)	General

(i)	Only persons who are nominated in accordance with the procedures set forth in this bylaws shall be eligible to be elected as directors at a meeting of stockholders and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaws. Except as otherwise provided by law, the amended and restated certificate of incorporation or these bylaws, the Chairman of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this bylaws and, if any proposed nomination or business is not in compliance with this bylaws, to declare that (a) such defective proposal or nomination shall be disregarded and (b) any votes cast in support of such defective proposal or nomination shall be given no effect except for the purpose of determining the presence of a quorum with respect to such matters.

(ii)	For purposes of this bylaws, “public announcement” shall mean disclosure in a press release distributed to the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission.

(iii)	Notwithstanding the foregoing provisions of this bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this bylaws. Nothing in this bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.